Exhibit 99.2
For Immediate News Release
February 2, 2022

AVALONBAY COMMUNITIES, INC. ANNOUNCES 2021 OPERATING RESULTS
AND INITIAL 2022 FINANCIAL OUTLOOK

(Arlington, VA) AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported today that Net Income Attributable to Common Stockholders for the three months ended December 31, 2021 was $335,209,000. This resulted in a decrease in Earnings per Share – diluted (“EPS”) for the three months ended December 31, 2021 of 1.6% to $2.40 from $2.44 for the prior year period, primarily attributable to a decrease in gain on sale of real estate and an increase in depreciation expense, as detailed in the table below.

Funds from Operations attributable to common stockholders - diluted (“FFO”) per share for the three months ended December 31, 2021 increased 17.6% to $2.27 from $1.93 for the prior year period. Core FFO per share (as defined in this release) for the three months ended December 31, 2021 increased 12.4% to $2.27 from $2.02 for the prior year period.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the three months ended December 31, 2021 to its results for the prior year period:

Q4 2021 Results Compared to Q4 2020
	Per Share (1)
	EPS	FFO	Core FFO
Q4 2020 per share reported results	$2.44	$1.93	$2.02
Same Store Residential NOI (2)	0.17	0.17	0.17
Development and Other Stabilized Residential NOI	0.13	0.13	0.13
Commercial NOI	0.06	0.06	0.06
Overhead and other	0.05	0.05	(0.04)
Capital markets and transaction activity	(0.06)	(0.06)	(0.06)
Unconsolidated investment income	0.04	0.04	(0.01)
Income taxes	(0.05)	(0.05)	—
Gain on sale of real estate and depreciation expense	(0.38)	—	—
Q4 2021 per share reported results	$2.40	$2.27	$2.27

(1) For additional detail on reconciling items between EPS, FFO and Core FFO, see Attachment 14, table 2.
(2) Consists of a $0.17 increase in Residential revenue.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the three months ended December 31, 2021 to its October 2021 outlook:

Q4 2021 Results Compared to October 2021 Outlook
	Per Share
	EPS	FFO	Core FFO
Projected per share - October 2021 outlook (1)	$2.30	$2.22	$2.24
Same Store Residential NOI	0.01	0.01	0.01
Development and Other Stabilized Residential NOI	0.01	0.01	0.01
Commercial NOI	0.01	0.01	0.01
Capital markets and transaction activity	0.01	0.01	—
Unconsolidated investment income and other	0.04	0.04	—
Income taxes	(0.03)	(0.03)	—
Gain on sale of real estate and depreciation expense	0.05	—	—
Q4 2021 per share reported results	$2.40	$2.27	$2.27

(1) The mid-point of the Company's October 2021 outlook.

For the year ended December 31, 2021, EPS increased 22.1% to $7.19 from $5.89 for the prior year, FFO per share decreased 3.8% to $8.13 from $8.45 for the prior year, and Core FFO per share decreased 4.9% to $8.26 from $8.69 for the prior year.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the year ended December 31, 2021 to its results for the prior year:

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Full Year 2021 Results Compared to Full Year 2020
	Per Share (1)
	EPS	FFO	Core FFO
2020 per share reported results	$5.89	$8.45	$8.69
Same Store Residential NOI (2)	(0.47)	(0.47)	(0.47)
Development and Other Stabilized Residential NOI	0.35	0.35	0.35
Commercial NOI	0.09	0.09	0.09
Overhead and other	—	—	(0.11)
Capital markets and transaction activity	(0.31)	(0.31)	(0.26)
Unconsolidated investment income	0.08	0.08	(0.03)
Income taxes	(0.06)	(0.06)	—
Gain on sale of real estate and depreciation expense	1.62	—	—
2021 per share reported results	$7.19	$8.13	$8.26

(1) For additional detail on reconciling items between EPS, FFO and Core FFO, see Attachment 14, table 2.
(2) Consists of a $0.32 decrease in Residential revenue and $0.14 increase in Residential operating expenses.

Same Store Operating Results for the Three Months Ended December 31, 2021 Compared to the Prior Year Period

Same Store total revenue increased $30,373,000, or 6.1%, to $529,467,000. Residential revenue increased $23,803,000, or 4.8%, to $523,219,000, which includes a favorable reduction of uncollectible lease revenue of $6,501,000. Same Store Residential rental revenue increased 4.7%, as detailed in the following table:

Same Store Residential Rental Revenue Change
Q4 2021 Compared to Q4 2020
Residential rental revenue
Lease rates	1.9%
Concessions and other discounts	(0.3)%
Economic occupancy	1.7%
Other rental revenue	0.1%
Uncollectible lease revenue (1)	1.3%
Total Residential rental revenue	4.7%

(1) Uncollectible lease revenue decreased to 1.58% from 2.89% of total Residential rental revenue in the prior year period.

Same Store Residential operating expenses increased $759,000, or 0.5%, to $161,036,000 and Same Store Residential NOI increased $23,044,000, or 6.8%, to $362,183,000.

The following table presents percentage changes in Same Store Residential rental revenue, Residential operating expenses and Residential NOI for the three months ended December 31, 2021 compared to the three months ended December 31, 2020:

Q4 2021 Compared to Q4 2020
	Same Store Residential
	Rental Revenue (1)	Opex (2)		% of Q4 2021 NOI	Rental Revenue cash basis (3)

			NOI
New England	5.3%	3.1%	6.7%	14.1%	9.2%
Metro NY/NJ	4.7%	1.0%	6.4%	20.9%	11.2%
Mid-Atlantic	3.4%	1.8%	4.2%	16.2%	5.4%
Southeast FL	17.3%	(20.0)%	48.9%	1.6%	19.2%
Denver, CO	11.4%	(7.8)%	20.8%	1.2%	8.6%
Pacific NW	4.4%	(0.3)%	7.0%	5.2%	7.3%
No. California	(1.9)%	(2.5)%	(1.6)%	17.9%	4.1%
So. California	10.0%	1.9%	13.9%	22.9%	9.9%
Total	4.7%	0.5%	6.8%	100.0%	8.3%

(1) See Attachment 4, Quarterly Residential Rental Revenue and Occupancy Changes, for additional detail.
(2) See Attachment 7, Residential Operating Expenses ("Opex"), for discussion of variances.
(3) The change in Residential Rental Revenue with Concessions on a Cash Basis.

Same Store Operating Results for the Year Ended December 31, 2021 Compared to the Prior Year

Same Store total revenue decreased $36,010,000, or 1.7%, to $2,046,173,000. Residential revenue decreased $45,983,000, or 2.2%, to $2,024,861,000, partially offset by a favorable reduction of uncollectible lease revenue of $2,227,000. Same Store Residential rental revenue decreased 2.2%, as detailed in the following table:

Same Store Residential Rental Revenue Change
Full Year 2021 Compared to Full Year 2020
Residential rental revenue
Lease rates	(2.0)%
Concessions and other discounts	(1.8)%
Economic occupancy	1.4%
Other rental revenue	0.1%
Uncollectible lease revenue (1)	0.1%
Total Residential rental revenue	(2.2)%

(1) Uncollectible lease revenue decreased to 2.16% from 2.21% of total Residential rental revenue in the prior year period.

Same Store Residential operating expenses increased $20,300,000, or 3.2%, to $654,579,000 and Same Store Residential NOI decreased $66,283,000, or 4.6%, to $1,370,282,000.

The following table presents percentage changes in Same Store Residential rental revenue, Residential operating expenses and Residential NOI for the year ended December 31, 2021 compared to the year ended December 31, 2020:

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Full Year 2021 Compared to Full Year 2020
	Same Store Residential
	Rental Revenue (1)	Opex (2)		% of 2021 NOI	Rental Revenue cash basis (3)

			NOI
New England	(1.0)%	4.1%	(3.6)%	14.1%	0.4%
Metro NY/NJ	(0.8)%	3.1%	(2.6)%	20.8%	1.6%
Mid-Atlantic	(2.1)%	4.7%	(5.1)%	16.4%	(0.8)%
Southeast FL	8.8%	(10.5)%	25.2%	1.4%	11.1%
Denver, CO	11.5%	(2.8)%	19.2%	1.2%	10.9%
Pacific NW	(2.6)%	4.1%	(5.7)%	5.2%	(0.7)%
No. California	(10.0)%	2.7%	(14.4)%	18.6%	(6.0)%
So. California	1.3%	3.4%	0.3%	22.3%	2.8%
Total	(2.2)%	3.2%	(4.6)%	100.0%	(0.1)%

(1) See Attachment 6, Full Year Residential Rental Revenue and Occupancy Changes, for additional detail.
(2) See Attachment 7, Residential Opex, for discussion of variances.
(3) The change in Residential Rental Revenue with Concessions on a Cash Basis.

Same Store Collections Update

The following table provides an update for Same Store Residential revenue collections for Q2 2020 through Q4 2021 as of each respective quarter end, as well as through January 31, 2022 for the periods presented. Collected Residential revenue is the portion of apartment base rent charged to residents and other rentable items, such as parking and storage rent, along with pet and other fees in accordance with residential leases, that has been collected, including $28,286,000 of aggregate rent relief payments, of which $14,549,000 was received during the three months ended December 31, 2021 ("Collected Residential Revenue"), and excludes transactional and other fees.

Same Store Collections (1)
	Collected Residential Revenue
	At quarter end (2)	At January 31, 2022 (3)(4)
Q2 2020	95.4%	98.5%
Q3 2020	95.1%	98.2%
Q4 2020	94.7%	98.1%
Q1 2021	94.7%	98.3%
Q2 2021	95.0%	98.8%
Q3 2021	95.8%	98.8%
Q4 2021	95.6%	97.0%

(1) Collections are for the Company’s 2021 Same Store communities and exclude commercial revenue, which was 1.0%, of the Company's 2021 Same Store total revenue.
(2) The Collected Residential Revenue percentage as of the last day in the respective quarter.
(3) The percentage of Collected Residential Revenue as of January 31, 2022.
(4) Collected Residential Revenue for January 2022 at January 31, 2022 was 93.0%, which is 94.9% of the AVB Residential Benchmark.

For further discussion of collection rates and limitations on use of this data, see "Same Store Collections," in Attachment 14.

Development Activity

During the three months ended December 31, 2021, the Company completed the development of Avalon Easton II, located in Easton, MA. Avalon Easton II was constructed as a second phase of the Avalon Easton operating community, and contains 44 apartment homes and was constructed for a Total Capital Cost of $15,000,000.

During the three months ended December 31, 2021, the Company started the construction of three communities:

•Avalon Princeton Circle, located in Princeton, NJ;
•Avalon Montville, located in Montville, NJ; and
•Avalon Redmond Campus, located in Redmond, WA.

Avalon Redmond Campus is a densification of the Company's existing eaves Redmond Campus operating community, where 48 existing older apartment homes were demolished and will be replaced by a new Avalon branded 214 apartment home community. In the aggregate, these communities will contain 785 apartment homes when completed and will be developed for an estimated Total Capital Cost of $291,000,000.

During 2021, the Company:

•completed the development of nine communities containing an aggregate of 2,752 apartment homes and 29,000 square feet of commercial space for an aggregate Total Capital Cost of $1,070,000,000; and

•commenced the development of 10 communities, which in the aggregate will contain 3,010 apartments homes when completed and will be developed for an estimated Total Capital Cost of $1,246,000,000.

At December 31, 2021, the Company had 17 consolidated Development communities under construction that are expected to contain 5,386 apartment homes and 40,000 square feet of commercial space. Estimated Total Capital Cost at completion for these Development communities is $2,140,000,000.

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At December 31, 2021, the Company had two Unconsolidated Development communities under construction that in the aggregate are expected to contain 803 apartment homes and 56,000 square feet of commercial space.

The projected Total Capital Cost of Development Rights at December 31, 2021 was $3.3 billion.

Acquisition Activity

During the three months ended December 31, 2021, the Company acquired the following three communities in its expansion markets:

•Avalon Fort Lauderdale, located in Fort Lauderdale, FL, containing 243 apartment homes and 49,000 square feet of commercial space that is 100% leased to Whole Foods Market, for a purchase price of $150,000,000;

•Avalon Miramar, located in Miramar, FL, containing 380 apartment homes for a purchase price of $133,000,000; and

•Hawk, located in Charlotte, NC, containing 71 apartment homes for a purchase price of $48,500,000. Hawk is the final community acquired in a three community portfolio in Charlotte, NC.

During the year ended December 31, 2021, the Company acquired seven wholly-owned communities containing 1,932 apartment homes and 90,000 square feet of commercial space for a total purchase price of $724,500,000 and a weighted average Market Cap Rate of 3.8%. Four of these communities marked the Company's entrance into the Dallas, Texas and Charlotte, North Carolina metropolitan regions.

On February 1, 2022, the Company acquired Avalon Flatirons, a wholly-owned operating community, located in Lafayette, Colorado, containing 207 apartment homes and 16,000 square feet of commercial space, for a purchase price of $95,000,000.

Disposition Activity

During the three months ended December 31, 2021, the Company sold two wholly-owned operating communities:

•eaves Lawrenceville, located in Lawrenceville, NJ; and
•Avalon at Center Place, located in Providence, RI.

In aggregate, these communities contain 857 apartment homes and 20,000 square feet of commercial space and were sold for $283,000,000 and a weighted average Market Cap Rate of 3.4%, resulting in a gain in accordance with GAAP of $216,188,000 and an Economic Gain of $140,017,000.

During the year ended December 31, 2021, the Company sold nine wholly-owned operating communities containing 2,404 apartment homes and 30,000 square feet of commercial space. These assets were sold for $867,200,000 and a weighted average Market Cap Rate of 3.7%, resulting in a gain in accordance with GAAP of $602,151,000 and an Economic Gain of $344,609,000.

During the three months and year ended December 31, 2021, the Company sold 10 and 53, respectively, of the 172 residential condominiums at The Park Loggia, located in New York, NY, for gross proceeds of $28,180,000 and $135,458,000, respectively. As of December 31, 2021, 123 of the 172 residential condominiums have been sold for aggregate gross proceeds of $351,830,000 and 87% of the 66,000 square feet of commercial space has been leased. In addition, subsequent to quarter end and through the date of this release, the Company sold nine residential condominiums for gross proceeds of $24,528,000, reducing inventory to be sold to 40 condominiums.

Liquidity and Capital Markets

At December 31, 2021, the Company did not have any borrowings outstanding under its $1,750,000,000 unsecured credit facility and had $543,788,000 in unrestricted cash and cash in escrow.

The Company’s annualized Net Debt-to-Core EBITDAre (as defined in this release) for the fourth quarter of 2021 was 5.1 times and Unencumbered NOI (as defined in this release) for full year 2021 was 95%.

During the three months ended December 31, 2021, the Company had the following debt activity:

•The Company repaid $73,060,000 principal amount of fixed rate debt with a weighted average interest rate of 3.79% secured by Avalon Westbury at par in advance of its November 2036 maturity date.

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•The Company issued $400,000,000 principal amount of unsecured notes in a public offering under its existing shelf registration statement for net proceeds before offering costs of $396,976,000. The notes mature in December 2028 and were issued with a 1.90% coupon. The effective interest rate of the notes is 2.04%, including the impact of offering costs. The notes were issued under the Company's green bond framework, and the Company has allocated or will allocate the net proceeds, in whole or in part, to one or more new or existing eligible green projects.

During the year ended December 31, 2021, in addition to the debt activity discussed above, the Company had the following debt activity:

•The Company repaid $27,795,000 principal amount of 5.37% fixed rate debt in advance of its April 2021 maturity date.

•The Company repaid $450,000,000 principal amount of its 2.95% unsecured notes in advance of the September 2022 maturity date.

•The Company issued $700,000,000 principal amount of unsecured notes in a public offering under its existing shelf registration statement and the green bond framework for net proceeds before offering costs of $694,617,000. The notes mature in January 2032 and were issued with a 2.05% coupon and 2.16% effective interest rate.

During the three months and year ended December 31, 2021, under its current continuous equity program, the Company (i) sold 101,343 and 122,343 shares of common stock, respectively, at a weighted average sales price of $225.85 and $226.15 per share, respectively, for net proceeds of $22,545,000 and $27,253,000, respectively, and (ii) entered into a forward contract to sell 68,577 shares of common stock before 2023 for approximate proceeds of $16,000,000.

First Quarter and Full Year 2022 Financial Outlook

The following presents a summary of the Company's financial outlook for 2022, further details for which are provided in Attachment 13.

For its first quarter and full year 2022 financial outlook, the Company expects the following:

Projected EPS, Projected FFO and Projected Core FFO Outlook (1)
	Q1 2022			Full Year 2022
	Low		High	Low		High
Projected EPS	$1.73	—	$1.85	$6.56	—	$7.06
Projected FFO per share	$2.11	—	$2.23	$9.28	—	$9.78
Projected Core FFO per share	$2.14	—	$2.26	$9.30	—	$9.80

(1) See Attachment 14, table 8, for reconciliations of Projected FFO per share and Projected Core FFO per share to Projected EPS.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the full year 2021 to its 2022 full year financial outlook:

Full Year 2022 Outlook
Comparison to Full Year 2021 Results

	Per Share
	EPS	FFO	Core FFO

2021 per share reported results	$7.19	$8.13	$8.26
Same Store Residential revenue	1.21	1.21	1.21
Same Store Residential Opex	(0.22)	(0.22)	(0.22)
Development and Other Stabilized Residential NOI	0.44	0.44	0.44
Commercial NOI	0.03	0.03	0.03
Capital markets and transaction activity	0.05	0.05	(0.08)
Overhead and other	(0.11)	(0.11)	(0.09)
Gain on sale of real estate, depreciation expense and casualty and impairment loss	(1.78)	—	—
Projected per share - 2022 outlook (1)	$6.81	$9.53	$9.55

(1) Represents the mid-point of the Company's February 2022 outlook.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the fourth quarter of 2021 to its first quarter 2022 financial outlook:

Q4 2021 Results Compared to Q1 2022 Outlook
	Per Share
	EPS	FFO	Core FFO
Q4 2021 per share reported results	$2.40	$2.27	$2.27
Same Store Residential revenue	0.02	0.02	0.02
Same Store Residential Opex	(0.06)	(0.06)	(0.06)
Development and Other Stabilized Residential NOI	0.02	0.02	0.02
Commercial NOI	(0.01)	(0.01)	(0.01)
Capital markets and transaction activity	(0.03)	(0.03)	(0.02)
Overhead and other	(0.04)	(0.04)	(0.02)
Gain on sale of real estate and depreciation expense	(0.51)	—	—
Projected per share - Q1 2022 outlook (1)	$1.79	$2.17	$2.20

(1) Represents the mid-point of the Company's February 2022 outlook.

Copyright © 2022 AvalonBay Communities, Inc. All Rights Reserved

First Quarter Conference Schedule

Management is scheduled to present at Citi's Global Property CEO Conference from March 6 - 9, 2022. During this conference, management may discuss the Company's current operating environment; operating trends; development, redevelopment, disposition and acquisition activity; financial outlook; portfolio strategy and other business and financial matters affecting the Company. Details on how to access a webcast of the Company's presentation will be available in advance of the conference event on the Company's website at http:// www.avalonbay.com/events.

Other Matters

The Company will hold a conference call on February 3, 2022 at 1:00 PM ET to review and answer questions about this release, its fourth quarter 2021 results and 2022 outlook, the Attachments (described below) and related matters. To participate on the call, dial 888-204-4368 and use conference id: 2633813.

To hear a replay of the call, which will be available from February 3, 2022 at 6:00 PM ET to February 10, 2022 at 6:00 PM ET, dial 888-203-1112 and use conference id: 2633813. A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an online playback of the webcast will be available for at least seven days following the call.

The Company produces Earnings Release Attachments (the "Attachments") that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company's website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://investors.avalonbay.com/email_notification.

In addition to the Attachments, the Company is providing a teleconference presentation that will be available on the Company's website at http://www.avalonbay.com/earnings subsequent to this release and before the market opens on February 3, 2022.

About AvalonBay Communities, Inc.

As of December 31, 2021, the Company owned or held a direct or indirect ownership interest in 297 apartment communities containing 87,992 apartment homes in 12 states and the District of Columbia, of which 19 communities were under development and one community was under redevelopment. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in leading metropolitan areas in New England, the New York/New Jersey Metro area, the Mid-Atlantic, the Pacific Northwest, and Northern and Southern California, as well as in the Company's expansion markets of Raleigh-Durham and Charlotte, North Carolina, Southeast Florida, Dallas and Austin, Texas, and Denver, Colorado. More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact Jason Reilley, Vice President of Investor Relations, at 703-317-4681.

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, which you can identify by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters, are based on the Company’s expectations, forecasts and assumptions at the time of this release, which may not be realized and involve risks and uncertainties that cannot be predicted accurately or that might not be anticipated. These could cause actual results to differ materially from those expressed or implied by the forward-looking statements. Risks and uncertainties that might cause such differences include those related to the COVID-19 pandemic, including the effect on the multifamily industry and the general economy of measures taken by businesses and the government, including measures to relieve economic distress, such as governmental limitations on the ability of multifamily owners to evict residents who are delinquent in the payment of their rent and federal efforts at economic stimulus; we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital and credit market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, landlord-tenant laws, including the adoption of new rent control regulations, and other economic or regulatory conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up may result in increased financing and construction costs
Copyright © 2022 AvalonBay Communities, Inc. All Rights Reserved

and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; expenses may result in communities that we develop or redevelop failing to achieve expected profitability; our assumptions concerning risks relating to our lack of control of joint ventures and our ability to successfully dispose of certain assets may not be realized; our assumptions and expectations in our financial outlook may prove to be too optimistic; and the timing and net proceeds of condominium sales may not equal our current expectations. Additional discussions of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 under the heading “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q.

The Company does not undertake a duty to update forward-looking statements, including its expected 2022 operating results and other financial data forecasts contained in this release. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined, reconciled and further explained on Attachment 14, Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms. Attachment 14 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings.

Copyright © 2022 AvalonBay Communities, Inc. All Rights Reserved

Avalon Doral
Doral, FL

AVA RiNo
Denver, CO

eaves Santa Margarita
Santa Margarita, CA

FOURTH QUARTER 2021

Supplemental Operating and Financial Data

AvalonBay offers four distinct brands – **Avalon**, **AVA**, **eaves by Avalon and Kanso** - each targeted to different customer segments with unique needs and preferences. This brand strategy helps us reach new customers and better serve our existing residents.

AvalonBay
COMMUNITIES

 FOURTH QUARTER 2021

Supplemental Operating and Financial Data

Table of Contents

Company Profile
Condensed Consolidated Operating Information..........................................................................................................	Attachment 1
Condensed Consolidated Balance Sheets....................................................................................................................	Attachment 2
Sequential Operating Information.................................................................................................................................	Attachment 3

Market Profile - Same Store
Quarterly Residential Rental Revenue and Occupancy Changes................................................................................	Attachment 4
Sequential Quarterly Residential Rental Revenue and Occupancy Changes..............................................................	Attachment 5
Full Year Residential Rental Revenue and Occupancy Changes.................................................................................	Attachment 6
Residential Operating Expenses ("Opex")....................................................................................................................	Attachment 7

Development, Joint Venture, Debt Profile and Disposition Activity
Expensed Community Maintenance Costs and Capitalized Community Expenditures................................................	Attachment 8
Development Communities...........................................................................................................................................	Attachment 9
Unconsolidated Real Estate Investments.....................................................................................................................	Attachment 10
Debt Structure and Select Debt Metrics........................................................................................................................	Attachment 11
Summary of Disposition Activity....................................................................................................................................	Attachment 12

Financial Outlook
2022 Financial Outlook	Attachment 13

Definitions and Reconciliations
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms...................................................	Attachment 14

The following is a "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The projections and estimates contained in the following attachments, including but not limited to Attachments 9, 10, 13 and 14, contain forward-looking statements that involve risks and uncertainties, and actual results may differ materially from those projected in such statements. Risks associated with the Company's development, redevelopment, construction, and lease-up activities which could impact the forward-looking statements are discussed in the paragraph titled "Forward-Looking Statements" in the release that accompanies, and should be read in conjunction with, these attachments. These and other risks are also described in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and the Company's Quarterly Reports on Form 10-Q for subsequent quarters, and could cause actual results to differ materially from such projections and estimates.

Attachment 1
AvalonBay Communities, Inc.
Condensed Consolidated Operating Information
December 31, 2021
(Dollars in thousands except per share data)
(unaudited)

	Q4	Q4		Full Year	Full Year
	2021	2020	% Change	2021	2020	% Change
Revenue:
Rental and other income	$600,494	$554,932	8.2%	$2,291,766	$2,297,442	(0.2)%
Management, development and other fees	703	869	(19.1)%	3,084	3,819	(19.2)%
Total	601,197	555,801	8.2%	2,294,850	2,301,261	(0.3)%
Operating expenses:
Direct property operating expenses, excluding property taxes	115,218	114,659	0.5%	469,123	448,658	4.6%
Property taxes	70,571	70,216	0.5%	283,089	273,189	3.6%
Total community operating expenses	185,789	184,875	0.5%	752,212	721,847	4.2%

Property management and other indirect operating expenses (1)	(25,258)	(28,262)	(10.6)%	(101,730)	(101,255)	0.5%
Expensed transaction, development and other pursuit costs, net of recoveries	(1,331)	(8,110)	(83.6)%	(3,231)	(12,399)	(73.9)%
Interest expense, net (2)	(55,711)	(51,589)	8.0%	(220,415)	(214,151)	2.9%
Loss on extinguishment of debt, net	(19)	—	100.0%	(17,787)	(9,333)	90.6%
Depreciation expense	(197,036)	(177,823)	10.8%	(758,596)	(707,331)	7.2%
General and administrative expense (3)	(16,481)	(13,465)	22.4%	(69,611)	(60,343)	15.4%
Casualty and impairment loss	(2)	—	100.0%	(3,119)	—	100.0%
Income (loss) from investments in unconsolidated entities (4)	5,626	(348)	N/A	38,585	6,422	500.8%
Gain on sale of communities	213,881	249,106	(14.1)%	602,235	340,444	76.9%
Gain on other real estate transactions, net	95	112	(15.2)%	2,097	440	376.6%
Net for-sale condominium activity (5)	425	(1,611)	N/A	(977)	2,551	N/A
Income before income taxes	339,597	338,936	0.2%	1,010,089	824,459	22.5%

Income tax (expense) benefit	(4,299)	2,178	N/A	(5,733)	3,247	N/A
Net income	335,298	341,114	(1.7)%	1,004,356	827,706	21.3%

Net (income) loss attributable to noncontrolling interests	(89)	14	N/A	(57)	(76)	(25.0)%
Net income attributable to common stockholders	$335,209	$341,128	(1.7)%	$1,004,299	$827,630	21.3%

Net income attributable to common stockholders per common share - basic	$2.40	$2.44	(1.6)%	$7.19	$5.89	22.1%
Net income attributable to common stockholders per common share - diluted	$2.40	$2.44	(1.6)%	$7.19	$5.89	22.1%

FFO (6)	$317,091	$268,874	17.9%	$1,135,681	$1,186,408	(4.3)%
Per common share - diluted	$2.27	$1.93	17.6%	$8.13	$8.45	(3.8)%

Core FFO (6)	$317,551	$281,767	12.7%	$1,153,472	$1,220,597	(5.5)%
Per common share - diluted	$2.27	$2.02	12.4%	$8.26	$8.69	(4.9)%

Dividends declared - common	$222,658	$222,199	0.2%	$890,001	$893,138	(0.4)%
Per common share	$1.59	$1.59	—%	$6.36	$6.36	—%

Average shares and participating securities outstanding - basic	139,790,984	139,601,172	0.1%	139,681,493	140,426,390	(0.5)%
Average shares outstanding - diluted	139,928,816	139,632,368	0.2%	139,717,399	140,435,195	(0.5)%
Total outstanding common shares and operating partnership units	139,759,426	139,534,171	0.2%	139,759,426	139,534,171	0.2%

(1)	Amounts for the three months and year ended December 31, 2020 include $5,484 and $8,558 of advocacy contributions, respectively, as detailed in Attachment 14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 2.
(2)	Amount for the year ended December 31, 2021 includes a gain on interest rate contract of $2,654. Amounts for the three months and year ended December 31, 2020 include a gain on interest rate contract of $2,894. For additional detail, see Attachment 14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 2.
(3)	Amounts include severance related costs and legal settlement activity as detailed in Attachment 14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 2.
(4)	Amounts for three months and year ended December 31, 2021 include unrealized gains of $5,814 and $15,908, respectively, for unrealized gains on property technology investments as detailed in Attachment 14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 2.
(5)	Amounts include $634 and $1,650 of for-sale condominium marketing, operating and administrative costs and $1,059 and $39 of gains on for-sale condominiums for the three months ended December 31, 2021 and 2020, respectively. Amounts include $4,087 and $5,662 of for-sale condominium marketing, operating and administrative costs and $3,110 and $8,213 of gains on for-sale condominiums for the year ended December 31, 2021 and 2020, respectively. For additional detail, see Attachment 14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 2.
(6)	For additional detail, see Attachment 14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 2.

Attachment 2

AvalonBay Communities, Inc.
Condensed Consolidated Balance Sheets
December 31, 2021
(Dollars in thousands)
(unaudited)

	December 31,	December 31,
	2021	2020

Real estate	$23,799,947	$22,550,156
Less accumulated depreciation	(6,208,610)	(5,700,179)

Net operating real estate	17,591,337	16,849,977
Construction in progress, including land	807,101	989,765
Land held for development	147,546	110,142
For-sale condominium inventory (1)	146,535	267,219
Real estate assets held for sale, net	17,065	16,678

Total real estate, net	18,709,584	18,233,781

Cash and cash equivalents	420,251	216,976
Cash in escrow (2)	123,537	96,556
Resident security deposits	33,757	30,811
Investments in unconsolidated real estate entities	216,390	202,612
Other assets (3)	398,497	418,408

Total assets	$19,902,016	$19,199,144

Unsecured notes, net	$7,349,394	$6,702,005
Unsecured credit facility	—	—
Notes payable, net	754,153	862,332
Resident security deposits	59,787	55,928
Other liabilities	802,221	824,028
Total liabilities	8,965,555	8,444,293

Redeemable noncontrolling interests	3,368	2,677
Equity	10,933,093	10,752,174

Total liabilities and equity	$19,902,016	$19,199,144

(1)	Consists of the aggregate carrying value of the unsold for-sale residential condominiums of The Park Loggia.
(2)	Amount at December 31, 2021 includes $6,682,000 related to proceeds from a disposition held in escrow for subsequent tax deferred exchange activity.
(3)
Includes Residential and Commercial rent receivables, net of reserves, of $18,594,000 and $18,159,000 at December 31, 2021 and December 31, 2020, respectively. Residential and Commercial rent receivables, net of reserves, as of December 31, 2019 were $11,594,000.

Attachment 3
AvalonBay Communities, Inc.
Sequential Operating Information (1)
December 31, 2021
(Dollars in thousands, except per home data)
(unaudited)

	Total Apartment Homes	Quarter Ended December 31, 2021	Quarter Ended September 30, 2021	Quarter Ended June 30, 2021	Quarter Ended March 31, 2021	Quarter Ended December 31, 2020
Residential Rental Revenue (2)
Same Store	70,120	$522,880	$512,457	$496,170	$491,905	$499,212
Other Stabilized (3)	4,773	29,646	22,941	21,325	19,102	18,530
Development/Redevelopment (4)	9,526	32,829	28,455	21,260	15,680	11,257
Commercial Rental Revenue (2)	N/A	9,396	8,283	7,046	6,754	894
Total Rental Revenue	84,419	$594,751	$572,136	$545,801	$533,441	$529,893

Residential Operating Expense
Same Store		$161,036	$170,828	$162,674	$160,042	$160,277
Other Stabilized (3)		8,870	7,837	7,248	6,842	6,856
Development/Redevelopment		12,231	11,763	9,965	9,180	6,970
Commercial Operating Expense		1,351	1,514	1,426	1,443	1,287
Total Operating Expense		$183,488	$191,942	$181,313	$177,507	$175,390

Residential NOI (5)
Same Store		$362,183	$342,059	$333,851	$332,190	$339,139
Other Stabilized (3)		21,127	15,396	14,367	12,583	12,053
Development/Redevelopment		20,549	16,772	11,331	6,525	4,300
Commercial NOI (5)		8,045	6,769	5,620	5,311	(393)
Total NOI		$411,904	$380,996	$365,169	$356,609	$355,099

Same Store Average Rental Rates		$2,585	$2,533	$2,451	$2,446	$2,510

Same Store Economic Occupancy		96.1%	96.2%	96.2%	95.6%	94.4%

Same Store Turnover (6)
Current year period / Prior year period		37.4% / 47.4%	55.9% / 69.8%	51.0% / 54.1%	44.1% / 40.3%	47.4% / 41.3%
Current year / Prior year		47.1% / 53.0%				53.0% / 50.9%

	SAME STORE LIKE-TERM EFFECTIVE RENT CHANGE (5)
	Q4 2021	January 2022 (7)
New England	11.4%	12.7%
Metro NY/NJ	13.3%	13.7%
Mid-Atlantic	8.4%	9.7%
Southeast FL	26.3%	30.0%
Denver, CO	11.7%	10.2%
Pacific NW	13.3%	16.3%
No. California	7.6%	11.9%
So. California	11.5%	11.4%
Total	11.1%	12.4%

(1)	Includes consolidated communities and excludes communities that have been sold or that are classified as held for sale.
(2)	Rental revenue excludes non-qualified REIT income.
(3)	Results for these communities prior to January 1, 2021 may reflect operations prior to stabilization, including lease-up, such that occupancy is not stabilized.
(4)	For per home rent projections and Economic Occupancy for Development communities currently under construction, see Attachment 9 - Development Communities.
(5)	See Attachment 14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.
(6)	Turnover is the annualized number of units turned over during the period, divided by the total number of Same Store apartment homes for the respective period.
(7)	Rent change percentage for activity in January 2022 through January 31, 2022.

Attachment 4
AvalonBay Communities, Inc.
Quarterly Residential Rental Revenue and Occupancy Changes - Same Store (1)
December 31, 2021
(unaudited)

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Residential Rental Revenue ($000s)
											% Change on a Cash Basis (3)
		Q4 21	Q4 20	% Change	Q4 21	Q4 20	% Change	Q4 21	Q4 20	% Change

New England	9,536	$2,824	$2,769	2.0%	96.7%	93.4%	3.3%	$78,161	$74,196	5.3%	9.2%

Metro NY/NJ
New York City, NY	3,788	3,323	3,351	(0.8)%	96.9%	94.5%	2.4%	36,602	36,026	1.6%	18.0%
New York - Suburban	3,987	3,328	3,107	7.1%	96.2%	95.4%	0.8%	38,290	35,484	7.9%	7.9%
New Jersey	4,053	2,864	2,784	2.9%	97.6%	95.9%	1.7%	33,977	32,495	4.6%	7.9%
Metro NY/NJ	11,828	3,167	3,076	3.0%	96.9%	95.2%	1.7%	108,869	104,005	4.7%	11.2%

Mid-Atlantic
Washington Metro	12,083	2,219	2,224	(0.2)%	95.3%	92.0%	3.3%	76,630	74,359	3.1%	5.4%
Baltimore, MD	1,562	1,873	1,777	5.4%	97.4%	96.7%	0.7%	8,546	8,053	6.1%	5.8%
Mid-Atlantic	13,645	2,179	2,173	0.3%	95.5%	92.4%	3.1%	85,176	82,412	3.4%	5.4%

Southeast FL	1,214	2,425	2,124	14.2%	97.2%	94.1%	3.1%	8,589	7,320	17.3%	19.2%

Denver, CO	1,086	1,997	1,772	12.7%	94.8%	96.1%	(1.3)%	6,166	5,535	11.4%	8.6%

Pacific Northwest	4,217	2,287	2,210	3.5%	94.4%	93.5%	0.9%	27,320	26,174	4.4%	7.3%

Northern California
San Jose, CA	4,717	2,619	2,786	(6.0)%	96.5%	93.9%	2.6%	35,750	37,011	(3.4)%	3.1%
Oakland-East Bay, CA	3,847	2,420	2,453	(1.3)%	96.1%	95.2%	0.9%	26,833	26,934	(0.4)%	(0.1)%
San Francisco, CA	3,267	2,998	3,117	(3.8)%	95.5%	93.0%	2.5%	28,062	28,418	(1.3)%	10.0%
Northern California	11,831	2,659	2,768	(3.9)%	96.0%	94.0%	2.0%	90,645	92,363	(1.9)%	4.1%

Southern California
Los Angeles, CA	11,626	2,464	2,237	10.1%	95.9%	96.2%	(0.3)%	82,386	75,010	9.8%	10.1%
Orange County, CA	3,370	2,387	2,167	10.2%	96.3%	96.0%	0.3%	23,240	21,027	10.5%	9.6%
San Diego, CA	1,767	2,412	2,174	10.9%	96.4%	96.9%	(0.5)%	12,328	11,170	10.4%	9.3%
Southern California	16,763	2,443	2,216	10.2%	96.0%	96.2%	(0.2)%	117,954	107,207	10.0%	9.9%

Total Same Store	70,120	$2,585	$2,510	3.0%	96.1%	94.4%	1.7%	$522,880	$499,212	4.7%	8.3%

(1) Same Store is composed of communities with Stabilized Operations as of January 1, 2020 such that a comparison of Q4 2020 to Q4 2021 is meaningful.
(2) Reflects the effect of Residential concessions amortized over the average lease term.
(3) Represents the change in Residential Rental Revenue with Concessions on a Cash Basis. See Attachment 14, table 9, for additional detail and a reconciliation.

Attachment 5
AvalonBay Communities, Inc.
Sequential Quarterly Residential Rental Revenue and Occupancy Changes - Same Store (1)
December 31, 2021
(unaudited)

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Residential Rental Revenue ($000s)
											% Change on a Cash Basis (3)
		Q4 21	Q3 21	% Change	Q4 21	Q3 21	% Change	Q4 21	Q3 21	% Change

New England	9,536	$2,824	$2,772	1.9%	96.7%	96.8%	(0.1)%	$78,161	$76,797	1.8%	3.5%

Metro NY/NJ
New York City, NY	3,788	3,323	3,202	3.8%	96.9%	96.9%	—%	36,602	35,251	3.8%	9.0%
New York - Suburban	3,987	3,328	3,289	1.2%	96.2%	96.1%	0.1%	38,290	37,791	1.3%	1.2%
New Jersey	4,053	2,864	2,839	0.9%	97.6%	96.6%	1.0%	33,977	33,346	1.9%	3.4%
Metro NY/NJ	11,828	3,167	3,107	1.9%	96.9%	96.5%	0.4%	108,869	106,388	2.3%	4.5%

Mid-Atlantic
Washington Metro	12,083	2,219	2,206	0.6%	95.3%	95.1%	0.2%	76,630	76,051	0.8%	1.0%
Baltimore, MD	1,562	1,873	1,831	2.3%	97.4%	97.3%	0.1%	8,546	8,347	2.4%	2.2%
Mid-Atlantic	13,645	2,179	2,163	0.7%	95.5%	95.3%	0.2%	85,176	84,398	0.9%	1.1%

Southeast FL	1,214	2,425	2,301	5.4%	97.2%	97.0%	0.2%	8,589	8,137	5.6%	5.4%

Denver, CO	1,086	1,997	1,929	3.5%	94.8%	96.7%	(1.9)%	6,166	6,069	1.6%	0.6%

Pacific Northwest	4,217	2,287	2,205	3.7%	94.4%	95.5%	(1.1)%	27,320	26,638	2.6%	0.9%

Northern California
San Jose, CA	4,717	2,619	2,594	1.0%	96.5%	95.9%	0.6%	35,750	35,192	1.6%	(0.8)%
Oakland-East Bay, CA	3,847	2,420	2,442	(0.9)%	96.1%	95.6%	0.5%	26,833	26,952	(0.4)%	(1.5)%
San Francisco, CA	3,267	2,998	2,932	2.3%	95.5%	94.6%	0.9%	28,062	27,204	3.2%	(1.4)%
Northern California	11,831	2,659	2,636	0.9%	96.0%	95.4%	0.6%	90,645	89,348	1.5%	(1.2)%

Southern California
Los Angeles, CA	11,626	2,464	2,358	4.5%	95.9%	96.6%	(0.7)%	82,386	79,401	3.8%	3.2%
Orange County, CA	3,370	2,387	2,344	1.8%	96.3%	97.7%	(1.4)%	23,240	23,136	0.4%	0.3%
San Diego, CA	1,767	2,412	2,360	2.2%	96.4%	97.1%	(0.7)%	12,328	12,145	1.5%	1.4%
Southern California	16,763	2,443	2,355	3.7%	96.0%	96.8%	(0.8)%	117,954	114,682	2.9%	2.5%

Total Same Store	70,120	$2,585	$2,533	2.1%	96.1%	96.2%	(0.1)%	$522,880	$512,457	2.0%	2.1%

(1) Same Store is composed of communities with Stabilized Operations as of January 1, 2020.
(2) Reflects the effect of Residential concessions amortized over the average lease term.
(3) Represents the change in Residential Rental Revenue with Concessions on a Cash Basis. See Attachment 14, table 9, for additional detail and a reconciliation.

Attachment 6
AvalonBay Communities, Inc.
Full Year Residential Rental Revenue and Occupancy Changes - Same Store (1)
December 31, 2021
(unaudited)

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000's)
											% Change on a Cash Basis (3)
		Full Year 2021	Full Year 2020	% Change	Full Year 2021	Full Year 2020	% Change	Full Year 2021	Full Year 2020	% Change

New England	9,536	$2,747	$2,839	(3.2)%	96.2%	94.0%	2.2%	$302,334	$305,504	(1.0)%	0.4%

Metro NY/NJ
New York City, NY	3,788	3,224	3,597	(10.4)%	96.7%	93.3%	3.4%	141,699	152,375	(7.0)%	(2.3)%
New York - Suburban	3,987	3,211	3,081	4.2%	96.0%	95.3%	0.7%	147,463	140,534	4.9%	5.5%
New Jersey	4,053	2,797	2,806	(0.3)%	96.5%	95.8%	0.7%	131,281	130,789	0.4%	1.7%
Metro NY/NJ	11,828	3,073	3,151	(2.5)%	96.4%	94.7%	1.7%	420,443	423,698	(0.8)%	1.6%

Mid-Atlantic
Washington Metro	12,083	2,191	2,283	(4.0)%	95.0%	93.6%	1.4%	301,766	309,744	(2.6)%	(1.3)%
Baltimore, MD	1,562	1,814	1,788	1.5%	97.4%	96.2%	1.2%	33,104	32,242	2.7%	3.3%
Mid-Atlantic	13,645	2,148	2,226	(3.5)%	95.2%	93.8%	1.4%	334,870	341,986	(2.1)%	(0.8)%

Southeast FL	1,214	2,250	2,141	5.1%	96.5%	92.8%	3.7%	31,644	29,091	8.8%	11.1%

Denver, CO	1,086	1,896	1,737	9.2%	96.1%	93.8%	2.3%	23,739	21,293	11.5%	10.9%

Pacific Northwest	4,217	2,197	2,261	(2.8)%	95.2%	95.0%	0.2%	105,833	108,700	(2.6)%	(0.7)%

Northern California
San Jose, CA	4,717	2,608	2,956	(11.8)%	96.3%	94.3%	2.0%	142,173	157,680	(9.8)%	(6.1)%
Oakland-East Bay, CA	3,847	2,402	2,531	(5.1)%	96.1%	95.7%	0.4%	106,566	111,842	(4.7)%	(3.2)%
San Francisco, CA	3,267	2,929	3,533	(17.1)%	95.5%	93.2%	2.3%	109,614	128,593	(14.8)%	(8.5)%
Northern California	11,831	2,630	2,977	(11.7)%	96.0%	94.3%	1.7%	358,353	398,115	(10.0)%	(6.0)%

Southern California
Los Angeles, CA	11,626	2,309	2,326	(0.7)%	96.3%	95.6%	0.7%	310,170	310,307	—%	1.8%
Orange County, CA	3,370	2,268	2,203	3.0%	96.9%	95.9%	1.0%	88,854	85,441	4.0%	4.9%
San Diego, CA	1,767	2,296	2,200	4.4%	96.9%	96.3%	0.6%	47,172	44,920	5.0%	6.0%
Southern California	16,763	2,300	2,289	0.5%	96.5%	95.7%	0.8%	446,196	440,668	1.3%	2.8%

Total Same Store	70,120	$2,504	$2,598	(3.6)%	96.0%	94.6%	1.4%	$2,023,412	$2,069,055	(2.2)%	(0.1)%

(1) Same Store is composed of communities with Stabilized Operations as of January 1, 2020 such that a comparison of full year 2020 to full year 2021 is meaningful.
(2) Reflects the effect of Residential concessions amortized over the average lease term.
(3) Represents the change in Residential Rental Revenue with Concessions on a Cash Basis. See Attachment 14, table 9, for additional detail and a reconciliation.

Attachment 7
AvalonBay Communities, Inc.
Residential Operating Expenses ("Opex") - Same Store (1)
December 31, 2021
(Dollars in thousands)
(unaudited)

	Q4 2021	Q4 2020	% Change	Q4 2021 % of Total Opex	Full Year 2021	Full Year 2020	% Change	Full Year 2021 % of Total Opex

Property taxes (2)	$60,418	$60,148	0.4%	37.4%	$242,436	$236,895	2.3%	37.0%
Payroll (3)	33,150	35,346	(6.2)%	20.6%	141,438	141,478	—%	21.6%
Repairs & maintenance (4)	27,532	27,421	0.4%	17.1%	115,281	106,306	8.4%	17.6%
Utilities (5)	15,797	14,525	8.8%	9.8%	61,835	59,157	4.5%	9.4%
Office operations (6)	13,456	12,886	4.4%	8.4%	51,486	51,410	0.1%	7.9%
Insurance (7)	7,057	6,444	9.5%	4.4%	27,923	25,475	9.6%	4.3%
Marketing (8)	3,626	3,507	3.4%	2.3%	14,180	13,558	4.6%	2.2%
Total Same Store Residential Operating Expenses	$161,036	$160,277	0.5%	100.0%	$654,579	$634,279	3.2%	100.0%

(1)	Same Store operating expenses exclude indirect costs for corporate-level property management and other support-related expenses.

(2)	Property taxes increased for the year ended December 31, 2021 over the prior year primarily due to (i) increased assessments across the portfolio, led by the Mid-Atlantic, New England and the Pacific Northwest, (ii) increased rates in California and Metro NY/NJ, as well as (iii) the expiration of certain property tax incentive programs in New York City, partially offset by successful appeals in the current year in New York, California and Florida. For the three months ended December 31, 2021, the impact of increased assessments across the portfolio and the expiration of certain property tax incentive programs in New York City are offset by successful appeals in New York, California and Florida.

(3)	Payroll costs decreased for the three months and year ended December 31, 2021 from the prior year periods primarily due to a refundable payroll tax credit, decreases in incentive compensation and a reduction in on-site personnel. The decrease in payroll for the year ended December 31, 2021 is partially offset by increased maintenance salaries and overtime.

(4)	Repairs and maintenance increased for the year ended December 31, 2021 over the prior year primarily due to projects canceled or delayed in the prior year due to COVID-19 and increased uninsured losses in the current year, partially offset by a decrease in COVID-19 related costs for personal protective equipment and cleaning.

(5)	Utilities represents aggregate utility costs, net of resident reimbursements. The increases for the three months and year ended December 31, 2021 over the prior year periods are primarily due to increased gas and electricity rates, partially offset by savings from sustainability investments in solar power and lower costs for water and sewer, net of resident reimbursements. The increase for the year ended December 31, 2021 is also due to increased trash removal costs.

(6)	Office operations includes administrative costs, legal and eviction costs, land lease expense and association and license fees. The increase for the three months ended December 31, 2021 over the prior year period is primarily due to increased resident related legal and eviction costs and credit card fees.

(7)	Insurance is composed of premiums, expected claims activity and associated reductions from receipt of claims recoveries. The increases for the three months and year ended December 31, 2021 over the prior year periods are primarily due to increased property insurance costs and the timing of claims. Insurance costs can be variable due to the amounts and timing of estimated and actual claim activity and the related recoveries received.

(8)	Marketing costs increased for the year ended December 31, 2021 over the prior year primarily due to increased customer service incentives.

Attachment 8
AvalonBay Communities, Inc.
Expensed Community Maintenance Costs and Capitalized Community Expenditures
December 31, 2021
(Dollars in thousands except per home data)
(unaudited)

		Full Year 2021 Maintenance Expensed Per Home			Categorization of Full Year 2021 Additional Capitalized Value (2)
Current Communities	Apartment Homes (1)	Carpet Replacement	Other Maintenance (3)	Total	Acquisitions, Construction, Redevelopment & Dispositions (4)		NOI Enhancing (5)	Asset Preservation	2021 Additional Capitalized Value	NOI Enhancing Per Home	Asset Preservation Per Home

Same Store	70,120	$122	$2,565	$2,687	$24,654	(6)	$35,149	$99,188	$158,991	$501	$1,415
Other Stabilized	4,773	49	1,614	1,663	703,937	(7)	204	1,454	705,595	$43	$305
Development/Redevelopment (8)	9,526	11	810	821	689,685		—	—	689,685	—	—
Dispositions (9)	—	—	—	—	(614,040)		—	—	(614,040)	—	—
Total	84,419	$105	$2,313	$2,418	$804,236		$35,353	$100,642	$940,231	N/A	N/A

(1)	Includes consolidated communities and excludes communities that have been sold or that are classified as held for sale.
(2)	Policy is to capitalize expenditures for the acquisition or development of new assets or expenditures that extend the life of existing assets that will benefit the Company for periods greater than a year.
(3)	Other maintenance includes maintenance, landscaping and redecorating costs, as well as maintenance related payroll expense.
(4)	Includes the write-off of impaired assets and additional capitalized spend related to recognized casualty losses, if applicable.
(5)	This Attachment excludes capitalized expenditures for the commercial component of communities, which the Company classifies as NOI Enhancing. Same Store and Other Stabilized exclude $2,445 and $4,193, respectively, related to commercial space.
(6)	Consists primarily of spend for communities under redevelopment that have remained in Same Store with stabilized occupancy.
(7)	Represents acquired communities, including those from joint venture partners, coupled with commitment close-outs and construction true-ups on recently constructed communities.
(8)	Includes communities that were under construction/reconstruction during the period, including communities where construction/reconstruction has been completed.
(9)	Includes The Park Loggia condominium sales.

Other Capitalized Costs
	Interest	Overhead
Q4 2021	$7,664	$11,447
Q3 2021	$7,862	$10,983
Q2 2021	$8,362	$12,317
Q1 2021	$8,799	$11,516

Attachment 9
AvalonBay Communities, Inc.
Development Communities as of December 31, 2021
(unaudited)

Community Information			Number	Total	Schedule					%	%	%	%
			of	Capital				Full Qtr	Avg Rent	Complete	Leased	Occupied	Economic
			Apt	Cost		Initial		Stabilized	Per				Occ.
Development Name		Location	Homes	(millions)	Start	Occupancy	Complete	Ops	Home	As of January 12, 2022			Q4 '21

	Communities Under Construction:
1.	Avalon Harrison (1)	Harrison, NY	143	$88	Q4 2018	Q3 2021	Q3 2022	Q1 2023	$3,905	58%	45%	37%	22%
2.	Avalon Brea Place	Brea, CA	653	290	Q2 2019	Q1 2021	Q3 2022	Q1 2023	2,970	57%	51%	48%	38%
3.	Avalon Foundry Row	Owings Mills, MD	437	100	Q2 2019	Q1 2021	Q1 2022	Q3 2022	2,020	100%	80%	77%	68%
4.	Avalon Woburn	Woburn, MA	350	121	Q4 2019	Q3 2021	Q1 2022	Q3 2022	2,810	70%	61%	49%	35%
5.	AVA RiNo	Denver, CO	246	87	Q4 2019	Q4 2021	Q1 2022	Q3 2022	2,420	38%	29%	21%	8%
6.	Avalon Harbor Isle	Island Park, NY	172	91	Q4 2020	Q1 2022	Q3 2022	Q1 2023	4,400	—	2%	—	—
7.	Avalon Somerville Station	Somerville, NJ	375	117	Q4 2020	Q2 2022	Q3 2023	Q1 2024	2,465	—	—	—	—
8.	Avalon North Andover	North Andover, MA	170	56	Q2 2021	Q4 2022	Q1 2023	Q3 2023	2,430	—	—	—	—
9.	Avalon Brighton	Boston, MA	180	89	Q2 2021	Q1 2023	Q2 2023	Q4 2023	3,315	—	—	—	—
10.	Avalon Merrick Park	Miami, FL	254	101	Q2 2021	Q1 2023	Q2 2023	Q4 2023	2,835	—	—	—	—
11.	Avalon Amityville I	Amityville, NY	338	129	Q2 2021	Q1 2023	Q1 2024	Q3 2024	3,110	—	—	—	—
12.	Avalon Bothell Commons I	Bothell, WA	472	203	Q2 2021	Q2 2023	Q1 2024	Q3 2024	2,650	—	—	—	—
13.	Avalon Westminster Promenade	Westminster, CO	312	107	Q3 2021	Q3 2023	Q4 2023	Q2 2024	2,130	—	—	—	—
14.	Avalon West Dublin	Dublin, CA	499	270	Q3 2021	Q4 2023	Q1 2025	Q2 2025	3,245	—	—	—	—
15.	Avalon Princeton Circle	Princeton, NJ	221	84	Q4 2021	Q1 2023	Q4 2023	Q1 2024	3,565	—	—	—	—
16.	Avalon Montville	Montville, NJ	350	127	Q4 2021	Q3 2023	Q3 2024	Q4 2024	2,895	—	—	—	—
17.	Avalon Redmond Campus (2)	Redmond, WA	214	80	Q4 2021	Q3 2023	Q1 2024	Q2 2024	2,795	—	—	—	—
	Total / Weighted Average Under Construction		5,386	$2,140					$2,850

	Communities Completed this Quarter:
1.	Avalon Easton II	Easton, MA	44	$15	Q4 2020	Q3 2021	Q4 2021	Q1 2022	$2,790	100%	100%	98%	53%
	Communities Completed Subtotal/Weighted Average		44	$15					$2,790

	Total/Weighted Average Under Construction and Completed this quarter		5,430	$2,155					$2,850

	Total Weighted Average Projected NOI as a % of Total Capital Cost			6.0%

Asset Cost Basis (millions) (3):
	Total Capital Cost, under construction and completed			$2,469
	Total Capital Cost, disbursed to date			(1,327)
	Total Capital Cost, remaining to invest			$1,142

(1)	Avalon Harrison contains 27,000 square feet of commercial space.

(2)	This is a densification of the Company's existing eaves Redmond Campus operating community, where 48 existing older apartment homes were demolished and will be replaced by a new Avalon branded 214 apartment home community. As a densification, this community is excluded from the weighted average projected NOI as a % of Total Capital Cost.

(3)	Includes the communities presented and three additional communities with 847 apartment homes representing $314 million in Total Capital Costs which completed construction but did not achieve Stabilized Operations as of September 30, 2021. Q4 2021 total NOI for these communities was $6.9 million.

Attachment 10
AvalonBay Communities, Inc.
Unconsolidated Real Estate Investments
December 31, 2021
(Dollars in thousands)
(unaudited)

Operating Communities
				NOI (1)(2)		Debt
		AVB	Apartment	Q4	Full Year	Principal	Interest
Venture	Communities	Ownership	Homes	2021	2021	Amount (1)	Rate (3)

NYTA MF Investors LLC	5	20.0%	1,301	$8,363	$31,775	$395,594	3.88%
Archstone Multifamily Partners AC LP (the "U.S. Fund")	3	28.6%	671	2,946	11,474	117,205	3.65%
MVP I, LLC	1	25.0%	313	1,754	6,763	103,000	3.24%
Brandywine Apartments of Maryland, LLC	1	28.7%	305	514	2,410	20,379	3.40%
Total Unconsolidated Real Estate Investments	10		2,590	$13,577	$52,422	$636,178	3.72%

Development Communities
			Projected							%	%	%	%
				Total Capital						Complete	Leased	Occupied	Economic
		AVB	Apartment	Cost			Initial		Avg Rent	As of			Occ.
Venture	Location	Ownership	Homes	(millions) (1)		Start	Occupancy	Complete	Per Home	January 12, 2022			Q4 '21

Avalon Alderwood MF, LLC	Lynnwood, WA	50.0%	328	$110	(4)	Q4 2019	Q4 2021	Q3 2022	$2,295	33%	12%	9%	3%
Arts District Joint Venture (5)	Los Angeles, CA	25.0%	475	276		Q3 2020	Q1 2023	Q4 2023	3,360	—	—	—	—
			803	$386					$2,925

(1)NOI, debt principal amount and projected Total Capital Cost are presented at 100% ownership.
(2)NOI excludes (i) property management fees as the Company serves as the property management company for all ventures except Brandywine Apartments of Maryland, LLC, and (ii) $4,827 in full year 2021 from the final two Multifamily Partners AC JV LP (the "AC JV") communities which were sold during the year ended December 31, 2021. In addition to NOI, the Company recognized its proportionate share of disposition gains in 2021 of $23,305 related to dispositions by the AC JV and $5,157 related to a disposition by the U.S. Fund in 2020. Disposition gains for the Company's unconsolidated real estate investments are included in joint venture income as presented on Attachment 1 - Condensed Consolidated Operating Information.
(3)Represents the weighted average interest rate as of December 31, 2021.
(4)Of this projected Total Capital Cost, the Company's remaining obligation to fund additional equity is $1,800.
(5)This development is expected to include 56,000 square feet of commercial space. The Company has funded its full equity commitment. The venture has secured a variable rate construction loan with a maximum borrowing of $167,147 to fund the remaining development costs representing approximately 60% of Total Capital Cost, of which $11,581 has been drawn at December 31, 2021.

Attachment 11
AvalonBay Communities, Inc.
Debt Structure and Select Debt Metrics
December 31, 2021
(Dollars in thousands)
(unaudited)

DEBT COMPOSITION AND MATURITIES

		Average Interest Rate (1)	Principal Amortization Payments and Maturities (2)
Debt Composition	Amount		Year	Secured notes amortization and maturities	Unsecured notes maturities	Total

Secured notes			2022	$8,263	$100,000	$108,263
Fixed rate	$306,281	3.7%	2023	8,999	600,000	608,999
Variable rate	464,150	1.7%	2024	9,837	450,000	459,837
Subtotal, secured notes	770,431	2.5%	2025	10,478	825,000	835,478
			2026	11,420	775,000	786,420
Unsecured notes			2027	249,865	400,000	649,865
Fixed rate	7,150,000	3.2%	2028	18,512	850,000	868,512
Variable rate	250,000	1.1%	2029	75,712	450,000	525,712
Subtotal, unsecured notes	7,400,000	3.1%	2030	10,014	700,000	710,014
			2031	10,669	600,000	610,669
Variable rate facility (3)	—	—%	Thereafter	356,662	1,650,000	2,006,662
Total Debt	$8,170,431	3.1%		$770,431	$7,400,000	$8,170,431

SELECT DEBT METRICS

Q4 2021 Net Debt-to-Core EBITDAre (4)	5.1x	Q4 2021 Interest Coverage (4)	6.7x	Full Year 2021 Unencumbered NOI (4)	95%	Weighted avg years to maturity of total debt (2)	8.8

DEBT COVENANT COMPLIANCE

Unsecured Line of Credit Covenants	December 31, 2021	Requirement

Total Outstanding Indebtedness to Capitalization Value (5)	30.1%	<	65%
Combined EBITDA to Combined Debt Service	5.45x	>	1.50x
Unsecured Indebtedness to Unencumbered Asset Value	27.9%	<	65%
Secured Indebtedness to Capitalization Value (5)	3.4%	<	40%

Unsecured Senior Notes Covenants (6)	December 31, 2021	Requirement

Total Outstanding Indebtedness to Total Assets (7)	32.5%	<	65%
Secured Indebtedness to Total Assets (7)	3.0%	<	40%
Unencumbered Assets to Unsecured Indebtedness	320.4%	>	150%
Consolidated Income Available for Debt Service to the Annual Service Charge	6.00x	>	1.50x

(1)
Rates are as of December 31, 2021 and, for secured and unsecured notes, include costs of financing such as credit enhancement fees, trustees' fees, the impact of interest rate hedges and mark-to-market adjustments.

(2)	Excludes the Company's unsecured credit facility and any associated issuance discount, mark-to-market discounts and deferred financing costs, if applicable.
(3)	Represents amounts outstanding at December 31, 2021 under the Company's $1.75 billion unsecured credit facility.
(4)	See Attachment 14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.
(5)
Capitalization Value represents the Company’s Combined EBITDA for operating communities that the Company has owned for at least 12 months as of December 31, 2021, capitalized at a rate of 6% per annum, plus the book value of Development communities and real estate communities acquired. For discussion of other defined terms, see "Debt Covenant Compliance" in Attachment 14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(6)
The information about the Company’s unsecured senior notes covenants shows compliance with selected covenants under the Company’s 1998 Indenture, under which debt securities are outstanding with maturity dates through 2047, subject to prepayment or redemption at the Company’s election. See “Debt Covenant Compliance” in Attachment 14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms. Different covenants apply to debt securities outstanding under the Company’s 2018 Indenture.

(7)
Total Assets represents the sum of the Company's undepreciated real estate assets and other assets, excluding accounts receivable. See "Debt Covenant Compliance" in Attachment 14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

Attachment 12
AvalonBay Communities, Inc.
Summary of Disposition Activity (1)
December 31, 2021
(Dollars in thousands)
(unaudited)

	Weighted Average			Accumulated		Weighted Average	Weighted Average
Number of	Investment Period	Gross Sales		Depreciation	Economic	Market	Unleveraged
Communities Sold	(Years)	Price	GAAP Gain	and Other	Gain	Cap Rate	IRR

2012 - 2016:
26 Communities (2)	13.5	$2,285,600	$1,016,606	$343,915	$672,691	5.1%	12.1%

2017:
6 Communities	9.6	$475,500	$251,163	$88,082	$163,081	5.3%	11.0%

2018:
8 Communities (3)	6.7	$618,750	$195,115	$102,170	$92,945	4.6%	7.6%

2019:
6 Communities	9.8	$427,600	$166,105	$95,233	$70,872	4.6%	8.2%

2020:
9 Communities	14.0	$627,750	$340,444	$129,743	$210,701	4.4%	10.8%

2021:
9 Communities	21.9	$867,200	$602,235	$257,542	$344,693	3.7%	10.5%

2012 - 2021 Total:
64 Communities	13.5	$5,302,400	$2,571,668	$1,016,685	$1,554,983	4.7%	11.0%
(1)Provides disposition activity for consolidated communities for the most recent 10 year period.
(2)Communities sold during this period include the following considerations:
i.2012 GAAP and Economic Gains include the recognition of $1,225 and $496, respectively, in deferred gains for prior year dispositions and gains for current year dispositions, which occurred in conjunction with settlement of associated legal matters.
ii.2013 and 2014 results include the sale of four and two Archstone communities, respectively, for gross sales price and weighted average Market Cap Rate, but exclude these dispositions for other metrics due to the short investment period.
iii.2016 GAAP and Economic Gains exclude the impact of the consolidation of Avalon Clarendon, for which the Company recognized a gain of $4,322.
(3)2018 results exclude the five communities located in New York, NY the Company contributed to the NYTA MF Investors LLC.

Attachment 13
AvalonBay Communities, Inc.
2022 Financial Outlook
As of February 2, 2022
(dollars in millions, except per share and apartment home data)
(unaudited)

Key Outputs (1)

	2021 Actual	Full Year 2022 Projected
EPS	$7.19	$6.56	to	$7.06
FFO per share	$8.13	$9.28	to	$9.78
Core FFO per share	$8.26	$9.30	to	$9.80

Assumptions				Key Capital Items

Same Store assumptions:				New capital sourced from asset and condominium sales and capital markets activity	$880
Residential revenue change	7.25%	to	9.25%
Residential operating expense change	4.0%	to	5.5%
Residential NOI change	8.5%	to	11.5%	Capital used for debt redemptions and amortization	$140

Capitalized interest	$32 to $42			Capital used for development and redevelopment activity, including land	$1,080

Expected capital cost for Development:
Started in 2022	$1,050 to $1,250			Additional Information
Completed in 2022	$777
					Apartment	Q4 2021
Development homes completed and delivered in 2022	1,300				Homes	NOI (1)
				Q4 2021 NOI - restated for 2022 segments
Development homes occupied in 2022	1,525			Residential NOI
				Same Store	70,953	$367,620
2022 Projected NOI - Development	$37 to $47			Other Stabilized	6,622	26,900
				Development	5,786	4,602
Expensed overhead (2)	$179 to $189			Redevelopment	1,058	4,737
Expensed overhead, included in Core FFO (2)				Commercial NOI	N/A	8,045
	$176 to $186			Total	84,419	$411,904

(1)See Attachment 14 for Definitions and Reconciliations of Non-GAAP Financial Measures, including the reconciliation of Projected EPS to Projected FFO per share and Projected FFO per share to Projected Core FFO per share and the reconciliation of net income to NOI.
(2)Expensed overhead includes general and administrative expense, property management and other indirect operating expenses. Expensed overhead, included in Core FFO, represents expensed overhead adjusted to remove the impact of executive transition compensation costs as well as legal and other settlements as detailed on Attachment 14, Table 8.

Attachment 14

AvalonBay Communities, Inc.
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms
December 31, 2021
(unaudited)

This release, including its attachments, contains certain non-GAAP financial measures and other terms. The definitions and calculations of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. The non-GAAP financial measures referred to below should not be considered an alternative to net income as an indication of our performance. In addition, these non-GAAP financial measures do not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative measure of liquidity or as indicative of cash available to fund cash needs.

Asset Preservation Capex represents capital expenditures that the Company does not expect will directly result in increased revenue or expense savings.

AVB Residential Benchmark represents the average monthly revenue collections as a percentage of amounts billed for the referenced day of the month for the period from April 2019 to March 2020.

Average Rent per Home, as calculated for certain Development communities in lease-up, reflects management’s projected stabilized rents net of estimated stabilized concessions, including estimated stabilized other rental revenue and excluding projected commercial revenue. Projected stabilized rents are based on one or more of the following: (i) actual average leased rents on apartments leased through quarter end, (ii) projected rollover rents on apartments leased through quarter end where the lease term expires within the first twelve months of Stabilized Operations and (iii) Market Rents on unleased homes.

Average Rental Rates are calculated by the Company as Residential rental revenue in accordance with GAAP, divided by the weighted average number of occupied apartment homes.

Commercial represents results attributable to the non-apartment components of the Company's mixed-use communities and other non-residential operations.

Debt Covenant Compliance ratios for the Unsecured Line of Credit Covenants show the Company's compliance with selected covenants provided in the Company’s Fifth Amended and Restated Revolving Loan Agreement dated as of February 28, 2019 and the Company’s Amended and Restated Term Loan Agreement dated February 28, 2019, which have been filed as exhibits to the Company’s SEC reports. The ratios for the Unsecured Senior Notes Covenants show only the Company's compliance with selected covenants provided in the Company’s Indenture dated as of January 16, 1998, as supplemented by the First Supplemental Indenture dated as of January 20, 1998, Second Supplemental Indenture dated as of July 7, 1998, Amended and Restated Third Supplemental Indenture dated as of July 20, 2000, Fourth Supplemental Indenture dated as of September 18, 2006 and Fifth Supplemental Indenture dated as of November 21, 2014 (collectively, the “1998 Indenture"), which have been filed as exhibits to the Company’s SEC reports. Different covenants apply to debt securities outstanding under the Company’s Indenture dated as of February 23, 2018, as supplemented by the First Supplemental Indenture dated as of March 26, 2018 and the Second Supplemental Indenture dated as of May 29, 2018 (collectively, the “2018 Indenture”), which have been filed as exhibits to the Company's SEC reports. Compliance with selected covenants under the 2018 Indenture is excluded from the presentation of Debt Covenant Compliance in this release.

The Debt Covenant Compliance ratios are provided only to show the Company’s compliance with certain covenants contained in the 1998 Indenture governing a majority of the Company's unsecured debt securities and in the Company’s Credit Facility and Term Loans, as of the date reported. These ratios should not be used for any other purpose, including without limitation to evaluate the Company’s financial condition or results of operations, nor do they indicate the Company’s covenant compliance as of any other date or for any other period. The capitalized terms in the disclosure are defined in the Indenture or the Credit Facility and the Term Loans, and may differ materially from similar terms (a) used elsewhere in this release and the Attachments and (b) used by other companies that present information about their covenant compliance. For risks related to failure to comply with these covenants, see “Risk Factors – Risks related to indebtedness” and other risks discussed in the Company’s 2020 Annual Report on Form 10-K and the Company’s other reports filed with the SEC.

Attachment 14

Development is composed of consolidated communities that are either currently under construction, or were under construction and were completed during the current year. These communities may be partially or fully complete and operating.

Development Rights are development opportunities in the early phase of the development process for which the Company either has an option to acquire land or enter into a leasehold interest, for which the Company is the buyer under a long-term conditional contract to purchase land, where the Company controls the land through a ground lease or owns land to develop a new community, or where the Company is the designated developer in a public-private partnership. The Company capitalizes related pre-development costs incurred in pursuit of new developments for which the Company currently believes future development is probable.

EBITDA, EBITDAre and Core EBITDAre are considered by management to be supplemental measures of our financial performance. EBITDA is defined by the Company as net income or loss attributable to the Company before interest expense, income taxes, depreciation and amortization. EBITDAre is calculated by the Company in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“Nareit”), as EBITDA plus or minus losses and gains on the disposition of depreciated property, plus impairment write-downs of depreciated property, with adjustments to reflect the Company's share of EBITDAre of unconsolidated entities. Core EBITDAre is the Company’s EBITDAre as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered part of the Company’s core business operations, Core EBITDAre can help one compare the core operating and financial performance of the Company between periods. A reconciliation of EBITDA, EBITDAre and Core EBITDAre to net income is as follows (dollars in thousands):

TABLE 1
Q4
2021
Net income	$335,298
Interest expense and loss on extinguishment of debt	55,911
Income tax expense	4,299
Depreciation expense	197,036
EBITDA	$592,544

Gain on sale of communities	(213,881)
Unconsolidated entity EBITDAre adjustments (1)	2,983
EBITDAre	$381,646

Unconsolidated entity gains, net	(5,814)
Casualty and impairment loss	2
Advocacy contributions	59
Executive transition compensation costs	411
Severance related costs	(73)
Development pursuit write-offs and expensed transaction costs, net of recoveries	788
Gain on for-sale condominiums	(1,059)
For-sale condominium marketing, operating and administrative costs	634
Gain on other real estate transactions, net	(95)
Legal settlements	39
Core EBITDAre	$376,538

(1) Includes joint venture interest, taxes, depreciation, gain on dispositions of depreciated real estate and impairment losses, if applicable, included in net income.

Attachment 14

Economic Gain is calculated by the Company as the gain on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other adjustments that may be required under GAAP accounting. Management generally considers Economic Gain to be an appropriate supplemental measure to gain on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community. The Economic Gain for disposed communities is based on their respective final settlement statements. A reconciliation of the aggregate Economic Gain to the aggregate gain on sale in accordance with GAAP for the wholly-owned operating communities disposed of during the year ended December 31, 2021 is presented on Attachment 12.

Economic Occupancy (“Ec Occ”) is defined as total possible Residential revenue less vacancy loss as a percentage of total possible Residential revenue. Total possible Residential revenue (also known as “gross potential”) is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents. By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

FFO and Core FFO are considered by management to be supplemental measures of our operating and financial performance. FFO is calculated by the Company in accordance with the definition adopted by Nareit. FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates which are driven by a decrease in the value of depreciable real estate assets held by the affiliate and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. By excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating and financial performance of a company’s real estate between periods or as compared to different companies. Core FFO is the Company's FFO as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered by us to be part of our core business operations, Core FFO can help one compare the core operating and financial performance of the Company between periods. A reconciliation of Net income attributable to common stockholders to FFO and to Core FFO is as follows (dollars in thousands):

Attachment 14

TABLE 2
	Q4	Q4	Full Year	Full Year
	2021	2020	2021	2020
Net income attributable to common stockholders	$335,209	$341,128	$1,004,299	$827,630
Depreciation - real estate assets, including joint venture adjustments	195,749	176,840	753,755	704,331
Distributions to noncontrolling interests	12	12	48	48
Gain on sale of unconsolidated entities holding previously depreciated real estate	—	—	(23,305)	(5,157)
Gain on sale of previously depreciated real estate	(213,881)	(249,106)	(602,235)	(340,444)
Casualty and impairment loss on real estate	2	—	3,119	—
FFO attributable to common stockholders	317,091	268,874	1,135,681	1,186,408

Adjusting items:
Unconsolidated entity (gains) losses, net (1)	(5,814)	289	(14,870)	375
Business interruption insurance proceeds	—	—	—	(385)
Lost NOI from casualty losses covered by business interruption insurance	—	—	—	48
Loss on extinguishment of consolidated debt	19	—	17,787	9,333
Gain on interest rate contract	—	(2,894)	(2,654)	(2,894)
Advocacy contributions	59	5,484	59	8,558
Executive transition compensation costs	411	—	3,010	—
Severance related costs	(73)	27	313	2,142
Development pursuit write-offs and expensed transaction costs, net of recoveries (2)	788	7,907	1,363	11,443
Gain on for-sale condominiums (3)	(1,059)	(39)	(3,110)	(8,213)
For-sale condominium marketing, operating and administrative costs (3)	634	1,650	4,087	5,662
For-sale condominium imputed carry cost (4)	1,252	2,304	7,031	11,317
Gain on other real estate transactions, net	(95)	(112)	(2,097)	(440)
Legal settlements	39	455	1,139	490
Income tax expense (benefit) (5)	4,299	(2,178)	5,733	(3,247)
Core FFO attributable to common stockholders	$317,551	$281,767	$1,153,472	$1,220,597

Average shares outstanding - diluted	139,928,816	139,632,368	139,717,399	140,435,195

Earnings per share - diluted	$2.40	$2.44	$7.19	$5.89
FFO per common share - diluted	$2.27	$1.93	$8.13	$8.45
Core FFO per common share - diluted	$2.27	$2.02	$8.26	$8.69

(1) Amounts for the three months and year ended December 31, 2021 include net unrealized gains on technology investments of $5,814 and $15,908, respectively. The amount for the year ended December 31, 2021 is partially offset by the write-off of asset management fee intangibles associated with the disposition of the final two AC JV communities.
(2) Amounts for 2020 include the write-off of $7,264 for a development opportunity in New York City that had a projected Total Capital Cost of $688,000.
(3) Aggregate impact of (i) Gain on for-sale condominiums and (ii) For-sale condominium marketing, operating and administrative costs, is a net gain of $425 for Q4 2021 and net expense of $977 for full year 2021 and a net expense of $1,611 for Q4 2020 and net gain of $2,551 for full year 2020, respectively, as shown on Attachment 1 - Condensed Consolidated Operating Information.
(4) Represents the imputed carry cost of the for-sale residential condominiums at The Park Loggia. The Company computes this adjustment by multiplying the Total Capital Cost of completed and unsold for-sale residential condominiums by the Company's weighted average unsecured debt effective interest rate.
(5) Amounts are related to activity generated in the Company's taxable REIT subsidiaries ("TRS") and are comprised primarily of tax expense for condominium sales at The Park Loggia and other ancillary real estate for the three months and year ended December 31, 2021. The benefits for the three months and year ended December 31, 2020 related to tax losses as well as provisions of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES” Act).

Attachment 14

Interest Coverage is calculated by the Company as Core EBITDAre, divided by the sum of interest expense, net, and preferred dividends, if applicable. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies. A calculation of Interest Coverage for the three months ended December 31, 2021 is as follows (dollars in thousands):

TABLE 3

Core EBITDAre (1)	$376,538

Interest expense	$55,892

Interest Coverage	6.7 times

(1) For additional detail, see Attachment 14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 1.

Like-Term Effective Rent Change represents the percentage change in effective rent between two leases of the same lease term category for the same apartment. The Company defines effective rent as the contractual rent for an apartment less amortized concessions and discounts. Average Like-Term Effective Rent Change is weighted based on the number of leases meeting the criteria for new move-in and renewal like-term effective rent change. New Move-In Like-Term Effective Rent Change is the change in effective rent between the contractual rent for a resident who moves out of an apartment, and the contractual rent for a resident who moves into the same apartment with the same lease term category. Renewal Like-Term Effective Rent Change is the change in effective rent between two consecutive leases of the same lease term category for the same resident occupying the same apartment.

Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $300 - $500 per apartment home, divided by the gross sales price for the community. Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation and amortization. For this purpose, management’s projection of operating expenses for the community includes a management fee of 2.25%. The Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property. Buyers may assign different Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels. The weighted average Market Cap Rate is weighted based on the gross sales price of each community.

Market Rents as reported by the Company are based on the current market rates set by the Company based on its experience in renting apartments and publicly available market data. Trends in Market Rents for a region as reported by others could vary. Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.

Attachment 14

Net Debt-to-Core EBITDAre is calculated by the Company as total debt (secured and unsecured notes and the Company's variable rate unsecured credit facility) that is consolidated for financial reporting purposes, less consolidated cash and cash in escrow, divided by annualized fourth quarter 2021 Core EBITDAre. A calculation of Net Debt-to-Core EBITDAre is as follows (dollars in thousands):

TABLE 4

Total debt principal (1)	$8,170,431
Cash and cash in escrow	(543,788)
Net debt	$7,626,643

Core EBITDAre (2)	$376,538

Core EBITDAre, annualized	$1,506,152

Net Debt-to-Core EBITDAre	5.1 times

(1) Balance at December 31, 2021 excludes $10,033 of debt discount and $40,573 of deferred financing costs as reflected in unsecured notes, net, and $13,528 of debt discount and $2,750 of deferred financing costs as reflected in notes payable on the Condensed Consolidated Balance Sheets.
(2) For additional detail, see Attachment 14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 1.

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excluding corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, expensed transaction, development and other pursuit costs, net of recoveries, interest expense, net, loss (gain) on extinguishment of debt, net, general and administrative expense, income from investments in unconsolidated entities, depreciation expense, corporate income tax expense (benefit), casualty and impairment loss, gain on sale of communities, gain on other real estate transactions, net, net for-sale condominium activity and net operating income from real estate assets sold or held for sale. The Company considers NOI to be an important and appropriate supplemental performance measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of any corporate-level property management overhead or financing-related costs. NOI reflects the operating performance of a community, and allows for an easier comparison of the operating performance of individual assets or groups of assets. In addition, because prospective buyers of real estate have different financing and overhead structures, with varying marginal impact to overhead as a result of acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

Residential NOI represents results attributable to the Company's apartment rental operations, including parking and other ancillary Residential revenue. A reconciliation of Residential NOI to Net Income, as well as a breakdown of Residential NOI by operating segment, is as follows (dollars in thousands):

Attachment 14

TABLE 5
	Q4	Q4	Q3	Q2	Q1	Full Year	Full Year
	2021	2020	2021	2021	2021	2021	2020
Net income	$335,298	$341,114	$78,847	$447,977	$142,234	$1,004,356	$827,706
Property management and other indirect operating expenses, net of corporate income	24,555	27,400	25,322	24,318	24,470	98,665	97,443
Expensed transaction, development and other pursuit costs, net of recoveries	1,331	8,110	417	1,653	(170)	3,231	12,399
Interest expense, net	55,711	51,589	55,987	56,104	52,613	220,415	214,151
Loss (gain) on extinguishment of debt, net	19	—	17,890	—	(122)	17,787	9,333
General and administrative expense	16,481	13,465	17,313	18,465	17,352	69,611	60,343
(Income) loss from investments in unconsolidated entities	(5,626)	348	(6,867)	(26,559)	467	(38,585)	(6,422)
Depreciation expense	197,036	177,823	193,791	184,472	183,297	758,596	707,331
Income tax expense (benefit)	4,299	(2,178)	2,179	10	(755)	5,733	(3,247)
Casualty and impairment loss	2	—	1,940	1,177	—	3,119	—
Gain on sale of communities	(213,881)	(249,106)	(58)	(334,569)	(53,727)	(602,235)	(340,444)
Gain on other real estate transactions, net	(95)	(112)	(1,543)	(32)	(427)	(2,097)	(440)
Net for-sale condominium activity	(425)	1,611	(158)	647	913	977	(2,551)
NOI from real estate assets sold or held for sale	(2,801)	(14,965)	(4,064)	(8,494)	(9,536)	(24,895)	(67,418)
NOI	411,904	355,099	380,996	365,169	356,609	1,514,678	1,508,184

Commercial NOI	(8,045)	393	(6,769)	(5,620)	(5,311)	(25,745)	(12,559)
Residential NOI	$403,859	$355,492	$374,227	$359,549	$351,298	$1,488,933	$1,495,625

Residential NOI
Same Store:
New England	$50,994	$47,813	$47,916	$47,678	$46,278	$192,866	$200,157
Metro NY/NJ	75,738	71,201	70,850	69,407	69,489	285,483	293,097
Mid-Atlantic	58,593	56,245	55,410	55,227	55,831	225,061	237,072
Southeast FL	5,904	3,966	5,015	4,545	4,178	19,642	15,683
Denver, CO	4,486	3,712	4,011	3,935	4,019	16,451	13,795
Pacific NW	18,733	17,506	17,929	17,714	17,183	71,559	75,894
No. California	64,848	65,901	62,566	62,854	63,558	253,826	296,357
So. California	82,887	72,795	78,362	72,491	71,654	305,394	304,510
Total Same Store	362,183	339,139	342,059	333,851	332,190	1,370,282	1,436,565
Other Stabilized	21,127	12,053	15,396	14,367	12,583	63,474	48,190
Development/Redevelopment	20,549	4,300	16,772	11,331	6,525	55,177	10,870
Residential NOI	$403,859	$355,492	$374,227	$359,549	$351,298	$1,488,933	$1,495,625

NOI as reported by the Company does not include the operating results from assets sold or classified as held for sale. A reconciliation of NOI from communities sold or classified as held for sale is as follows (dollars in thousands):

TABLE 6
	Q4	Q4	Q3	Q2	Q1	Full Year	Full Year
	2021	2020	2021	2021	2021	2021	2020

Revenue from real estate assets sold or held for sale	$5,102	$24,451	$7,145	$14,463	$16,146	$42,857	$109,371
Operating expenses from real estate assets sold or held for sale	(2,301)	(9,486)	(3,081)	(5,969)	(6,610)	(17,962)	(41,953)
NOI from real estate assets sold or held for sale	$2,801	$14,965	$4,064	$8,494	$9,536	$24,895	$67,418

Attachment 14

Commercial NOI is composed of the following components (in thousands):

TABLE 7
	Q4	Q4	Q3	Q2	Q1	Full Year	Full Year
	2021	2020	2021	2021	2021	2021	2020

Commercial Revenue	$9,396	$894	$8,283	$7,046	$6,754	$31,479	$17,748
Commercial Operating Expenses	(1,351)	(1,287)	(1,514)	(1,426)	(1,443)	(5,734)	(5,189)
Commercial NOI	$8,045	$(393)	$6,769	$5,620	$5,311	$25,745	$12,559

NOI Enhancing Capex represents capital expenditures that the Company expects will directly result in increased revenue or expense savings, and excludes any capital expenditures for redevelopment.

Other Stabilized is composed of completed consolidated communities that the Company owns, which have Stabilized Operations as of January 1, 2021, or which were acquired subsequent to January 1, 2020. Other Stabilized excludes communities that are conducting or are probable to conduct substantial redevelopment activities.

Projected FFO and Projected Core FFO, as provided within this release in the Company’s outlook, are calculated on a basis consistent with historical FFO and Core FFO, and are therefore considered to be appropriate supplemental measures to projected Net Income from projected operating performance. A reconciliation of the ranges provided for Projected FFO per share (diluted) for the fourth quarter and full year 2021 to the ranges provided for projected EPS (diluted) and corresponding reconciliation of the ranges for Projected FFO per share to the ranges for Projected Core FFO per share are as follows:

TABLE 8
	Low Range	High Range
Projected EPS (diluted) - Q1 2022	$1.73	$1.85
Depreciation (real estate related)	1.42	1.42
Gain on sale of communities	(1.04)	(1.04)
Projected FFO per share (diluted) - Q1 2022	2.11	2.23

Non-core transaction activity	0.02	0.02
Income tax expense and executive transition compensation costs	0.01	0.01
Projected Core FFO per share (diluted) - Q1 2022	$2.14	$2.26

Projected EPS (diluted) - Full Year 2022	$6.56	$7.06
Depreciation (real estate related)	5.68	5.68
Gain on sale of communities	(2.96)	(2.96)
Projected FFO per share (diluted) - Full Year 2022	9.28	9.78

Adjustments related to residential for-sale condominiums at The Park Loggia (1)	(0.01)	(0.01)
Non-core transaction activity	(0.01)	(0.01)
Development pursuit write-offs and expensed transaction costs, net of recoveries	0.01	0.01
Executive transition compensation costs	0.01	0.01
Income tax expense	0.02	0.02
Projected Core FFO per share (diluted) - Full Year 2022	$9.30	$9.80

(1) The Park Loggia adjustments relate to the following for the for-sale condominiums: operating expenses incurred, GAAP gain after taxes and cost of sales, and imputed carry costs on unsold homes.

Attachment 14

Projected NOI, as used within this release for certain Development communities and in calculating the Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For Development communities, Projected NOI is calculated based on the first twelve months of Stabilized Operations following the completion of construction. In calculating the Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. In addition, projected stabilized operating expenses for Development communities do not include property management fee expense. Projected gross potential for Development communities and dispositions is generally based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve month forward period used to develop Projected NOI. The weighted average Projected NOI as a percentage of Total Capital Cost ("Weighted Average Initial Projected Stabilized Yield") is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Management believes that Projected NOI of the Development communities, on an aggregated weighted average basis, assists investors in understanding management's estimate of the likely impact on operations of the Development communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense). However, in this release the Company has not given a projection of NOI on a company-wide basis. Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful. Projected NOI of these communities is not a projection of the Company's overall financial performance or cash flow. There can be no assurance that the communities under development will achieve the Projected NOI as described in this release.

Redevelopment is composed of consolidated communities where substantial redevelopment is in progress or is probable to begin during the current year. Redevelopment is considered substantial when (i) capital invested during the reconstruction effort is expected to exceed the lesser of $5,000,000 or 10% of the community’s pre-redevelopment basis and (ii) physical occupancy is below or is expected to be below 90% during or as a result of the redevelopment activity. Redevelopment includes one community containing 344 apartment homes that is currently under active redevelopment as of December 31, 2021.

Residential represents results attributable to the Company's apartment rental operations, including parking and other ancillary Residential revenue.

Residential Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to Residential rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP-based Residential rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, Residential Rental Revenue with Concessions on a Cash Basis allows an investor to understand the historical trend in cash concessions.

A reconciliation of Same Store Residential rental revenue in conformity with GAAP to Residential Rental Revenue with Concessions on a Cash Basis is as follows (dollars in thousands):

TABLE 9
	Q4	Q4	Q3	Full Year	Full Year
	2021	2020	2021	2021	2020
Residential rental revenue (GAAP basis)	$522,880	$499,212	$512,457	$2,023,412	$2,069,055
Residential concessions amortized	11,830	10,558	15,298	58,299	20,109
Residential concessions granted	(4,450)	(20,081)	(8,472)	(42,237)	(48,446)

Residential Rental Revenue with Concessions on a Cash Basis	$530,260	$489,689	$519,283	$2,039,474	$2,040,718

		Q4 2021	Q4 2021		Full year 2021
		vs. Q4 2020	vs. Q3 2021		vs. full year 2020
% change -- GAAP revenue		4.7%	2.0%		(2.2)%

% change -- cash revenue		8.3%	2.1%		(0.1)%

Attachment 14

Same Store is composed of consolidated communities in the markets where the Company has a significant presence and where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the respective prior year period. Therefore, for 2021 operating results, Same Store is composed of consolidated communities that have Stabilized Operations as of January 1, 2020, are not conducting or are not probable to conduct substantial redevelopment activities and are not held for sale or probable for disposition within the current year.

Same Store Collections are the collection rates based on individual resident and commercial tenant activity as reflected in the Company’s property management systems, and are presented to provide information about collections trends during the COVID-19 pandemic. Prior to the COVID-19 pandemic, the collections information provided was not routinely produced for internal use by senior management or publicly disclosed by the Company, and is a result of analysis that is not subject to internal controls over financial reporting. This information is not prepared in accordance with GAAP, does not reflect GAAP revenue or cash flow metrics, may be subject to adjustment in preparing GAAP revenue and cash flow metrics at the end of the three months and year ended December 31, 2021. Additionally, this information should not be interpreted as predicting the Company’s financial performance, results of operations or liquidity for any period.

Stabilized Operations/Restabilized Operations is defined as the earlier of (i) attainment of 90% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment community, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, offset by proceeds from the sale of any associated land or improvements, all as determined in accordance with GAAP. Total Capital Cost also includes costs incurred related to first generation commercial tenants, such as tenant improvements and leasing commissions. For Redevelopment communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated. With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management. Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount. For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Unconsolidated Development is composed of communities that are either currently under construction, or were under construction and were completed during the current year, in which we have an indirect ownership interest through our investment interest in an unconsolidated joint venture. These communities may be partially or fully complete and operating.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by outstanding secured notes payable as of December 31, 2021 as a percentage of total NOI generated by real estate assets. The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company. Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the year ended December 31, 2021 is as follows (dollars in thousands):

Attachment 14

TABLE 10
Full Year 2021
NOI
Residential NOI:
Same Store	$1,370,282
Other Stabilized	63,474
Development/Redevelopment	55,177
Total Residential NOI	1,488,933
Commercial NOI	25,745
NOI from real estate assets sold or held for sale	24,895
Total NOI generated by real estate assets	1,539,573
Less NOI on encumbered assets	(78,827)
NOI on unencumbered assets	$1,460,746

Unencumbered NOI	95%

Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company. Each of the items (i), (ii), (iii) and (iv) is calculated in accordance with GAAP.

The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses. Therefore, Unleveraged IRR is not a substitute for Net Income as a measure of our performance. Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead. The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities. The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the investment period for each respective community, including net sales proceeds.